Exhibit 99.1

FOR IMMEDIATE RELEASE

Jamie Fulmer (864) 342-5633

jfulmer@advanceamerica.net

Advance America Reports 2011 Earnings per Share of $1.09

SPARTANBURG, S.C., February 22, 2012 — Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today reported the results of its operations for the year and quarter ended December 31, 2011.

Highlights:

•                  Diluted earnings per share for the year and quarter of $1.09 and $0.43, respectively, compared to diluted earnings per share of $0.58 and $0.26 for the same periods in 2010.

•                  Net income for the year and quarter of $67.6 million and $26.5 million, respectively.

•                  Center gross profit for the year and quarter of $181.2 million and $57.8 million, respectively, an increase of 16.8% and 28.4% over the same periods in 2010.

•                  Cash flow from operations for the year ended December 31, 2011, increased 35.1% over the same period in 2010 to $181.7 million.

•                  EBITDA for the year of $123.4 million, an increase of 44.6% over the comparable prior-year period.

•                  The Company decided to exit both the United Kingdom and Canada by the end of 2012. This decision is the result of continued negative performance in both markets. As of December 31, 2011 the Company had 33 centers and 13 limited licensees in the United Kingdom and 10 Centers in Canada.

•                  On October 10, 2011, the Company completed its previously disclosed purchase of substantially all of the assets of CompuCredit Corporation’s retail storefront consumer finance business, consisting of approximately 300 centers located in Alabama, Colorado, Kentucky, Ohio, Oklahoma, Mississippi, South Carolina, Tennessee, and Wisconsin.

•                  On December 5, 2011, the Company entered into a $300.0 million credit agreement which provides a $200.0 million revolving line of credit, and a term loan of $100.0 million.  The credit agreement matures in December 2016.

•                  As previously disclosed, on February 15, 2012 the Company and subsidiaries of Grupo Elektra S.A. de C.V. entered into a merger agreement under which subsidiaries of Grupo Elektra will acquire all of the outstanding shares of the Company for $10.50 per share in cash.

Operating Results of Year and Quarter ended December 31, 2011:

Revenues

For the year and quarter ended December 31, 2011, total revenues increased to $625.9 million and $182.2 million, respectively, compared to $600.2 million and $160.3 million for the same periods in 2010.

Excluding operations in the United Kingdom and Canada, total revenues for the year ended December 31, 2011 increased 3.9% to $616.7 million, compared to $593.4 million for the same period in 2010.

Provision for Doubtful Accounts

The provision for doubtful accounts as a percentage of total revenues for the year ended December 31, 2011 was 17.2%, compared to 17.4% for the same period in 2010.

The provision for doubtful accounts as a percentage of total revenues for the quarter ended December 31, 2011 was 18.5%, compared to 20.7% for the same period in 2010.

The Company sold $4.8 million of previously written-off receivables during the year and quarter ended December 31, 2011, compared to $0.7 million during the year ended December 31, 2010, and did not sell any previously written-off receivables during the quarter ended December 31, 2010.

Expenses and Center Gross Profit

Total marketing expenses for the year ended December 31, 2011 were $21.4 million or 3.4% of revenues, compared to $20.9 million or 3.5% of revenues for the same period in 2010.  For the quarter ended December 31, 2011, the Company’s advertising expense was $5.9 million, or 3.2% of total revenues, compared to $5.2 million, or 3.2% of total revenues, for the same period in 2010.

Total center expenses for the year and quarter ended December 31, 2011 were $444.6 million and $124.4 million, respectively, compared to $445.1 million and $115.2 million for the same periods in 2010.  Center expenses were higher during the quarter ended December 31, 2011 due to the Company’s acquisition of approximately 300 centers on October 10, 2011.

Center gross profit increased 16.8% to $181.2 million for 2011 from $155.1 million in 2010.  For the quarter ended December 31. 2011, center gross profit was $57.8 million, an increase of 28.4% over the $45.0 million for the same period in 2010. Excluding operations in the United Kingdom and Canada, center gross profit for the year ended December 31, 2011 increased 19.2% to $186.8 million, compared to $156.7 million for the same period in 2010. Center gross profit for the quarter ended December 31, 2011 was positively affected by the Company’s acquisition of approximately 300 centers on October 10, 2011.

General and administrative expenses were $61.3 million for year ended December 31, 2011, compared to $62.5 million for the same period in 2010.

General and administrative expenses for the quarter ended December 31, 2011 were $17.0 million, compared to $14.9 million for the same period in 2010.  Excluding operations in the United Kingdom and Canada, general and administrative expenses for the year ended December 31, 2011 were $57.5 million compared to $60.4 million for the same period in 2010. The Company incurred $1.3 million and $0.6 million in general and administrative expenses for the year and quarter ended December 31, 2011, respectively, as a result of its acquisition of approximately 300 centers on October 10, 2011 and the negotiations with Grupo Elektra.

Income before Income Taxes

Income before income taxes for 2011 was $105.3 million, compared to $65.8 million for the same period in 2010.  Income before income taxes for the quarter ended December 31, 2011 increased to $31.4 million, compared to $28.3 million for the same period in 2010.

The Company had legal settlement expenses of $0.02 million for 2011 and $18.6 million for 2010.

Excluding legal settlements and operations in the United Kingdom and Canada, income before income taxes for 2011 and 2010 was $121.5 million and $88.2 million, respectively.

Income Tax Rate

The effective income tax rate as a percentage of income before income taxes was 35.8% and 45.7% for the year ended December 31, 2011 and 2010, respectively.  The decrease in the effective tax rate in 2011 is primarily a result of an increase in pre-tax earnings and the Company’s decision to divest its operations in the United Kingdom during 2012 and write-off that investment at December 31, 2011.

Net Income and Earnings per Share

Net income for 2011 increased to $67.6 million, compared to $35.8 million for 2010. Net income for the quarter ended December 31, 2011 increased to $26.5 million, compared to $15.8 million for the same period in 2010.

Diluted earnings per share were $1.09 for the year ended December 31, 2011, compared to $0.58 for the same period in 2010.  For the quarter ended December 31, 2011, diluted earnings per share were $0.43 compared to $0.26 for the same period in 2010.

Cash Flow from Operations

Cash flow from operations for the year ended December 31, 2011, increased 35.1% to $181.7 million, compared to $134.5 million for the same period in 2010.

As of December 31, 2011, the Company had $13.2 million outstanding under its revolving credit facility, $100.0 million outstanding on a term loan and $35.3 million in cash and cash equivalents, compared to $111.9 million outstanding under its revolving credit facility and $26.9 million in cash and cash equivalents on December 31, 2010.

As of February 20, 2012, the Company had no borrowings outstanding under its revolving credit facility, $99.0 million outstanding on a term loan and $74.8 million in cash and cash equivalents.

EBITDA

EBITDA increased 44.6% to $123.4 million for the year ended December 31, 2011, compared to $85.3 million for the same period in 2010. EBITDA as a percentage of revenue was 19.7% for the year ended December 31, 2011, compared to 14.2% for the same period in 2010. EBITDA is defined in the detailed reconciliation of this non-GAAP financial measure provided elsewhere in this release.

Excluding operations in the United Kingdom and Canada, and legal settlements, EBITDA for the year ended December 31, 2011 increased 29.5% to $138.8 million, compared to $107.2 million for the same period in 2010.

States affected by Legislative and Regulatory Changes

As we have previously disclosed, the Company continues to be negatively affected by regulatory changes in a number of states that have reduced the Company’s revenue and profitability. In 2011 the Company’s results were affected by regulatory changes in Colorado, Illinois, Virginia, Washington, and Wisconsin. Combined revenues in these five states, excluding centers acquired from CompuCredit Corporation, were $45.1 million and $10.8 million for the year and quarter ended December 31, 2011, compared to $69.6 million and $16.4 million for the same periods in 2010.

Excluding revenues in those states and those acquired from CompuCredit, total revenues in the United States for the year and quarter ended December 31, 2011, increased 6.1% and 6.9%, respectively, compared to the same periods in 2010.

Same Center Revenues

For the quarter ended December 31, 2011, total revenues in the United States, excluding those centers acquired from CompuCredit Corporation, for the Company’s centers opened prior to October 1, 2010 and still open as of December 31, 2011 increased 4.1% compared to the same period in 2010.

Excluding those centers acquired from CompuCredit Corporation and the centers in the five states mentioned above that were negatively affected by regulatory changes, total revenues from the Company’s centers opened prior to October 1, 2010 and still open as of December 31, 2011 increased 7.5% for the quarter ended December 31, 2011, compared to the same period in 2010.

Center Closings and Openings

During the quarter ended December 31, 2011, the Company closed or consolidated 20 centers in eight different states and Canada.  The Company had approximately $1.1 million of center closing costs during the quarter ended December 31, 2011, compared to $0.4 million during the same period in 2010. Closing costs include severance, center tear-

down costs, lease termination costs, and the write-down of fixed assets.  The Company opened a total of seven centers during the quarter ended December 31, 2011.

As of December 31, 2011, the Company had an operating network of 2,584 centers and 13 limited licensees in 29 states, the United Kingdom and Canada.

Acquisition of Approximately 300 Retail Locations

On October 10, 2011, the Company completed its previously disclosed purchase of substantially all of the assets of CompuCredit Corporation’s retail storefront consumer finance business consisting of approximately 300 centers located in Alabama, Colorado, Kentucky, Ohio, Oklahoma, Mississippi, South Carolina, Tennessee, and Wisconsin.  The purchase price was approximately $46.2 million.

The acquired centers contributed $17.7 million in revenue and $4.1 million in center gross profit during the quarter and year ended December 31, 2011.

Operations in United Kingdom and Canada

Due to the continued negative performance of operations in the United Kingdom and Canada, the Company is pursuing strategic alternatives, including the divesture of these operations, which would allow it to exit the United Kingdom and Canada by the end of 2012.

As a result, the Company recorded expenses of approximately $8.0 million, including impairment of goodwill of $4.3 million, impairment of fixed assets of $2.4 million, write-down of receivables of $0.8 million, and other expenses of approximately $0.5 million during the quarter ended December 31, 2011.  During the first six months of 2012, the Company expects to incur approximately $3.6 million of additional center closing costs with respect to operations in the United Kingdom and Canada.  Closing costs include severance, center tear-down costs, lease termination costs, and other professional fees.

For the year ended December 31, 2011, revenues from the Company’s operations in the

United Kingdom and Canada were $9.1 million.  For the year ended December 31 2011, center gross loss from operations in the United Kingdom and Canada was $5.6 million.

Acquisition by Grupo Elektra

As previously announced, the Company and subsidiaries of Grupo Elektra entered into a merger agreement on February 15, 2012 under which subsidiaries of Grupo Elektra will acquire all of the outstanding shares of the Company for $10.50 per share in cash. The acquisition will represent Grupo Elektra’s first major investment in the U.S. financial services market.

Under the terms of the merger agreement, the Company may solicit acquisition proposals from third parties until March 31, 2012, and, subject to the terms of the merger agreement, may at any time, until the approval of the merger by the Company’s stockholders, respond to an unsolicited proposal that its Board of Directors determines would be reasonably likely to result in a superior proposal. The Board of Directors, with the assistance of its advisors, is actively soliciting acquisition proposals during this period. There can be no assurance that this process will result in a superior proposal.

The transaction is subject to customary closing conditions, including receipt of regulatory approvals and approval by the Company’s stockholders.

Key Operating Metrics

The average amount of a cash advance made (excluding installment loans in Illinois, Colorado, lines of credit in Virginia, and centers acquired from CompuCredit) during 2011 was $375 compared to $370 during 2010. The average fee on all cash advances made was approximately $55 for both 2011 and 2010.

The total principal amount of cash advances originated during 2011 (excluding installment loans in Illinois, and Colorado, lines of credit in Virginia and centers acquired from CompuCredit Corporation) was approximately $3.9 billion, compared to $3.7 billion during 2010.

The average duration of all cash advances completed (excluding installment loans in Illinois, and Colorado, lines of credit in Virginia, and centers acquired from CompuCredit Corporation) was approximately 18.2 days for 2011 compared to 18.0 days for 2010.

Quarterly Dividend

As previously announced, on February 15, 2012 the Company’s Board of Directors declared a regular quarterly dividend of $0.0625 per share.  The dividend, the Company’s 29th consecutive quarterly dividend, will be payable on March 9, 2012 to stockholders of record as of February 27, 2012.

Since its initial public offering in December 2004, the Company has returned approximately $404.1 million in cash to its stockholders through the repurchase of shares and the payment of quarterly dividends.

# # #

The Company discloses in this press release its earnings before interest expense, income based taxes, depreciation and amortization (“EBITDA”). EBITDA, which is a “non-GAAP financial measure” as defined under the rules of the SEC, is intended as a supplemental measure of the Company’s performance that is not required by, or presented in accordance with; U.S. generally accepted accounting principles (“GAAP”). The Company presents EBITDA because it believes that, when viewed with the Company’s GAAP results and the accompanying reconciliation, EBITDA provides useful information about its operating performance. Additionally, the Company believes that EBITDA is commonly used by investors to assess a company’s leverage capacity, liquidity and financial performance.  However, EBITDA should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP or as an alternative to cash flows from operating activities or any other liquidity measure derived in accordance with GAAP. The Company’s presentation of EBITDA should not be construed to imply that its future results will be unaffected by unusual or nonrecurring items.

The following table provides a reconciliation of net income to EBITDA (in thousands):

	Trailing Twelve Months Ended December 31
	2011	2010

Net income	$67,623	$35,763
Adjustments:
Income tax expense	37,717	30,048
Depreciation and amortization	13,515	14,720
Interest expense, net	4,518	4,784
Earnings before interest, taxes, depreciation and amortization	$123,373	$85,315

EBITDA margin calculated as follows:
Total revenues	$625,856	$600,233
Earnings from operations before interest, taxes, depreciation and amortization	123,373	85,315
EBITDA as a percent of revenue	19.7%	14.2%

About Advance America, Cash Advance Centers, Inc.

Founded in 1997, Advance America, Cash Advance Centers, Inc. (NYSE: AEA) is the country’s leading provider of non-bank cash advance services, with approximately 2,600 centers and 13 limited licensees in 29 states, the United Kingdom, and Canada. The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices. Please visit www.advanceamerica.net for more information.

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements provide our current expectations, beliefs, or forecasts of future events.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  They use words such as “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “may,” “will,” “should,” “would,” “could,” “estimate,” “continue,” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance. You should read statements that contain these words carefully, because they discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other “forward-looking” information. Forward-looking statements involve substantial risks and uncertainties, which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.  Such differences may result from a variety of factors, including but not limited to: (i) the occurrence of any event or other circumstance that could lead to the termination of the definitive merger agreement with Grupo Elektra; (ii) the inability to consummate the proposed merger due to the failure to obtain stockholder approval; (iii) risks related to disruption of management’s attention from our ongoing business operations due to the proposed merger; (iv) the effect of the announcement of the proposed merger on our operating results and business generally; and (v) the need to obtain certain consents and approvals and satisfy certain conditions to closing of the proposed merger. (vi) the ability to execute our long-term strategy and to manage operational efficiencies across a national footprint); (vii) legislative and regulatory developments in our industry; (viii) our ability to integrate acquired assets in a manner that will be accretive to our earnings, strengthen the consumer demand for and access to our short-term credit products, and provide immediate long-term added value to our shareholders. More information about Advance America and other risks related to the Company are detailed in our Annual Report on Form 10-K for the year ended December 31, 2010 and in “Part II. Item 1A. Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 as filed with the Securities and Exchange Commission (the “SEC”).  We do not have any intention, and do not undertake, to update any forward-looking statements to reflect events or circumstances arising after the date hereof, whether as a result of new information, future events or otherwise

Important Additional Information and Where to Find It

The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding the Company at www.sec.gov. In addition, any materials the Company files with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from our stockholders in connection with the transaction.  Information about our directors and executive officers and their holdings of our securities is set forth in the proxy statement for our 2011Annual Meeting of Stockholders, which was filed with the SEC on April 14, 2011.  Stockholders may obtain additional information regarding the interests of our directors and officers by reading the proxy statement and other relevant documents regarding the transaction, when filed with the SEC.

Consolidated Statements of Income

Quarter and Year Ended December 31, 2010 and 2011

(in thousands, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2010	2011	2010	2011
		(unaudited)		(unaudited)

Total Revenues	$160,250	$182,215	$600,233	$625,856

Center Expenses:
Salaries and related payroll costs	44,462	48,578	179,617	182,465
Provision for doubtful accounts	33,128	33,700	104,228	107,911
Occupancy costs	20,253	21,872	87,457	82,790
Center depreciation expense	2,210	1,953	9,806	8,147
Advertising expense	5,166	5,903	20,898	21,371
Other center expenses	10,022	12,406	43,124	41,964
Total center expenses	115,241	124,412	445,130	444,648
Center gross profit	45,009	57,803	155,103	181,208

Corporate and Other Expenses (Income):
General and administrative expenses	14,905	16,976	62,527	61,317
Legal settlements	24	23	18,608	23
Corporate depreciation and amortization expense	468	1,178	2,306	2,999
Interest expense	1,293	1,385	4,858	4,561
Interest income	(7)	(8)	(74)	(43)
(Gain)/loss on disposal of property and equipment	63	51	413	159
Loss on impairment of assets	—	6,815	654	6,852
Income before income taxes	28,263	31,383	65,811	105,340
Income tax expense	12,513	4,888	30,048	37,717
Net income	$15,750	$26,495	$35,763	$67,623

Net income per common share - basic	$0.26	$0.43	$0.59	$1.10
Weighted average number of shares outstanding - basic	61,100	61,555	61,054	61,457

Net income per common share - diluted	$0.26	$0.43	$0.58	$1.09
Weighted average number of shares outstanding - diluted	61,595	62,052	61,440	61,875

Consolidated Balance Sheets

December 31, 2010 and December 31, 2011

(in thousands, except per share data)

	December 31,	December 31,
	2010	2011
		(unaudited)
Assets
Current assets
Cash and cash equivalents	$26,948	$35,292
Advances and fees receivable, net	205,207	246,560
Deferred income taxes	18,615	22,527
Other current assets	19,869	14,397
Total current assets	270,639	318,776
Restricted cash	3,752	2,774
Property and equipment, net	25,054	21,712
Goodwill	126,914	132,416
Customer lists and relationships, net	2,282	5,980
Other assets	3,011	4,266
Total assets	$431,652	$485,924

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$12,554	$15,771
Accrued liabilities	37,939	29,653
Income tax payable	42	5,165
Accrual for third-party lender losses	5,420	5,092
Current portion of long-term debt	767	12,552
Total current liabilities	56,722	68,233
Credit facility	111,930	101,193
Long-term debt	3,600	3,048
Deferred income taxes	23,148	24,678
Deferred revenue	890	—
Other liabilities	321	143
Total liabilities	196,611	197,295

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share, 25,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01 per share, 250,000 shares authorized; 96,821 shares issued and 62,148 shares outstanding at December 31, 2010 96,821 shares issued and 62,435 shares outstanding at December 31, 2011	968	968
Paid in capital	290,753	288,647
Retained earnings	203,001	255,106
Accumulated other comprehensive loss	(1,885)	(1,547)
Common stock in treasury (34,673 shares at cost at December 31, 2010; 34,386 shares at cost at December 31, 2011)	(257,796)	(254,545)
Total stockholders’ equity	235,041	288,629
Total liabilities and stockholders’ equity	$431,652	$485,924